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                                                                EXHIBIT 10(o)-13

                               AVISTA CORPORATION
                       NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who were not employees of the Company received an annual retainer of $60,000. Of that amount, two-thirds was paid automatically in Company Common Stock pursuant to provisions of the Non-Employee Director Stock Plan. Directors are also paid $1,200 for each meeting of the Board of Directors or any Committee meeting of the Board. Directors who serve as Board Committee Chairs and, therefore, have added responsibility and time requirements associated with Board membership receive an additional $4,000 annual retainer, with the exception of the Audit Committee Chair. The Audit Committee Chair receives an additional $9,000 annual retainer. In addition, any non-employee director who also serves as director of a subsidiary of the Company receives from the Company a meeting fee of $1,200 for each subsidiary Board meeting they attend.

At the February 2005 Board meeting, the directors approved the elimination of the Non-Employee Director Stock Plan with respect to periods after December 31, 2004. Pursuant to Section 13 of the Plan, the Board had the discretion to terminate the Plan at any time. All amounts deferred on or before December 31, 2004 will be preserved and all existing elections with respect to those amounts will remain in effect. In accordance with the Plan as of December 31, 2004, those amounts will be paid when the Participant(s) ceases to be a Non-Employee Director of the Company. For years after 2004, directors may elect each year to receive their annual retainer in cash, in Company Common Stock, or in a combination of both cash and Common Stock. The elections will be approved by the full Board at each February Board meeting.